Exhibit 10.2

REGAL ONE CORPORATION

Stock Option Grant

Effective February 7, 2006, Regal One Corporation ("Regal") hereby grants to Richard Abruscato and his successors and assigns ("Optionholder") a total of 175,000 options to purchase that same number of Regal's newly issued common shares at the price of $0.50 per share during the period ending on the seventh anniversary of the date above.  These options vest as follows: 125,000 options are fully vested on the effective date of this grant and the balance of 50,000 options will vest on 12/31/06 provided that Optionholder is still providing services to Regal at that date.

The number of options, shares and exercise price per share will be adjusted as appropriate to account and equalize for all subsequent stock splits, and/or dividends paid in Regal shares and/or a recapitalization/reorganization or Regal.  In the event that a change of control is to occur in the ownership of Regal and/or the sale of a majority of Regal's assets is to be concluded and/or Regal will liquidate, any and all options hereunder that remain unvested will fully vest at closing of any such transaction.  Additionally, at any such time Optionsholder will have the right at his sole election to exercise any or all options at that time and thereafter participate at his resulting prorata equity interest with all other Regal shareholders who are participating in any resulting distribution of cash and/or other assets from such a transaction ("tag along right").

If the common shares that Optionholder would receive from Regal upon exercise of any these options will be unregistered shares, Regal will register the shares underlying the options, at no cost to Optionholder, at the time it next registers any Regal shares ("piggy-back right").

In witness whereof Regal has caused its duly authorized officer to execute this option grant:

For Regal One Corporation

/s/ Malcolm Currie

Malcolm Currie, Chairman and CEO

Date:  Feb. 20, 2006